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                                                                    EXHIBIT 12.3
                                   PACCAR Inc

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)




                                                            Nine Months Ended
                                                              September 30
                                                            1996         1995
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FIXED CHARGES
  Interest expense
    PACCAR Inc and subsidiaries (1)                      $  97,487    $  90,393
  Portion of rentals deemed interest                         4,414        4,295
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TOTAL FIXED CHARGES                                      $ 101,901    $  94,688
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EARNINGS
  Income before taxes -
    PACCAR Inc and subsidiaries                          $ 219,168    $ 295,655
  Fixed charges                                            101,901       94,688
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EARNINGS AS DEFINED                                      $ 321,069    $ 390,343
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RATIO OF EARNINGS TO FIXED CHARGES                           3.15X        4.12X
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(1) Exclusive of interest, if any, paid to PACCAR Inc.


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